EXHIBIT 99.1

United-Guardian Announces Year-End Dividend

HAUPPAUGE, N.Y., Nov. 20, 2015 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (Nasdaq:UG) announced today that its Board of Directors, at its meeting on November 18, 2015, declared a cash dividend of $0.50 per share, payable on December 15, 2015 to all stockholders of record on December 1, 2015. This brings to $1.00 per share the dividends the company has paid to its stockholders this year.

Ken Globus, President of United-Guardian, stated, "Based on the projected financial results for FY-2015, our Board of Directors determined that this dividend distribution was in the best interests of both the company and its stockholders. This constitutes a 56% increase over the year-end dividend that we paid in December 2014, and marks the 20th consecutive year that the company has paid a year-end dividend. Although we are anticipating that sales for the balance of this year, and the first quarter of 2016, will not be as strong as the same periods last year, we believe that sales will increase as the year progresses, and are confident that we will have another profitable year in 2016."

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause Registrant's actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

CONTACT: Robert S. Rubinger
         Public Relations
         (631) 273-0900